Exhibit 5.1

June 11, 2007

DreamWorks Animation SKG, Inc.

1000 Flower Street

Glendale, California 91201

Re:	Registration Statement on Form S-8 (“Registration Statement”) of

DreamWorks Animation SKG, Inc.

Ladies and Gentlemen:

I have acted as General Counsel to DreamWorks Animation SKG, Inc., a Delaware corporation (the “Company”), with respect to the issuance of this opinion relating to the proposed offering by the Company of up to $50,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) of the Company pursuant to the Company’s Special Deferral Election Plan (the “Deferred Compensation Plan”).

As such counsel, I have examined such corporate records, certificates and other documents and have made such other factual and legal investigations as I have deemed relevant and necessary as the basis for the opinions hereinafter expressed. In such examinations, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as conformed or photostatic copies.

Based on the foregoing, I am of the opinion that, when issued in accordance with the terms of the Deferred Compensation Plan, the Deferred Compensation Obligations will be legally and validly issued and constitute binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general principles of equity.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/    KATHERINE KENDRICK